Exhibit 99.1

4 Parkway North, Suite 400

Deerfield, IL 60015

For additional information:

Media	Investors
Chris Close	Anthony Fusco
Corporate Communications	Investor Relations
847-405-2542 – cclose@cfindustries.com	847-405-2598 – afusco@cfindustries.com

CF Industries Announces Pricing of
$1,250,000,000 Senior Secured Notes Offering

DEERFIELD, IL—November 10, 2016—CF Industries Holdings, Inc. (NYSE: CF) today announced that its wholly owned subsidiary CF Industries, Inc. has priced its previously announced offering of $1,250,000,000 aggregate principal amount of senior secured notes, comprising $500,000,000 aggregate principal amount of 3.400% senior secured notes due 2021 and $750,000,000 aggregate principal amount of 4.500% senior secured notes due 2026. The notes due 2021 will be issued at a price of 99.853% of their face value and the notes due 2026 will be issued at a price of 99.385% of their face value. The closing of the sale of the secured notes is expected to occur on or about November 21, 2016, subject to customary closing conditions. The secured notes will be guaranteed on a senior secured basis, jointly and severally, by CF Industries Holdings, Inc. and its domestic subsidiaries (other than the issuer of the secured notes) that are borrowers or that guarantee obligations under CF Industries’ revolving credit facility.

CF Industries intends to use the net proceeds from the offering of the secured notes, together with cash on hand and/or borrowings under its revolving credit facility, to prepay the $1.0 billion aggregate principal amount of its senior notes due 2022, 2025 and 2027 and to pay the related make-whole amount and related fees and expenses. The make-whole amount was estimated to be approximately $210 million based on market interest rates on October 31, 2016.  The actual make-whole amount will be determined based on market interest rates on or about November 17, 2016.  CF Industries intends to use for general corporate purposes any net proceeds from the offering of the secured notes in excess of the amount required for the senior notes prepayment, including the make-whole amount, and related fees and expenses.

The secured notes due 2021 and 2026 will be sold to qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S. The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and statements about future financial and operating results.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the cyclical nature of the Company’s business and the agricultural sector; the global commodity nature of the Company’s fertilizer products, the impact of global supply and demand on the Company’s selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. and European agricultural industry; the volatility of natural gas prices in North America and Europe; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness; risks associated with the Company’s incurrence of additional indebtedness; the Company’s ability to complete the offering of the Notes; the Company’s ability to maintain compliance with covenants under the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with cyber security; weather conditions; the Company’s ability to complete its production capacity expansion projects on schedule as planned, on budget or at all; risks associated with the Company’s ability to utilize its tax net operating losses and other tax assets, including the risk that the use of such tax benefits is limited by an “ownership change” (as defined under the Internal Revenue Code and related Internal Revenue Service pronouncements); risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; future regulatory restrictions and requirements related to greenhouse gas emissions; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; the Company’s reliance on a limited number of key facilities; risks associated with the operation or management of the strategic venture with CHS Inc. (the “CHS Strategic Venture”); risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS Inc. over the life of the supply agreement and the risk that any challenges related to the CHS Strategic Venture will harm the Company’s other business relationships; risks associated with the Company’s Point Lisas Nitrogen Limited joint venture; acts of terrorism and regulations to combat terrorism; risks associated with international operations; and deterioration of global market and economic conditions.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, which is available in the Investor Relations section of the Company’s web site. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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